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                                                                      EXHIBIT 12

                           COCA-COLA ENTERPRISES INC.

        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)

                                   Quarter Ended            Six Months Ended
                              -----------------------    -----------------------
                              June 27,       June 28,    June 27,       June 28,
                                2003           2002        2003           2002
                              --------       --------    --------       --------
Computation of Earnings:
  Income from continuing
  operations before income
  taxes.....................      $374           $328        $416           $345
    Add:
     Interest Expense.......       152            164         289            326
     Amortization of
      capitalized interest..         1              1           1              1
      Amortization of debt
       premium/discount
       and expenses ........         3              3           7              7
      Interest portion of
       rent expense ........        10              8          19             14
                                  ----           ----        ----           ----
Earnings as Adjusted .......      $540           $504        $732           $693
                                  ====           ====        ====           ====

Computation of Fixed Charges:
      Interest expense .....      $152           $164        $289           $326
      Capitalized Interest..        --              1          --              1
      Amortization of debt
       premium/discount
       and expenses ........         3              3           7              7
      Interest portion of
       rent expense ........        10              8          19             14
                                  ----           ----        ----           ----
Fixed Charges ..............      $165           $176        $315           $348
Preferred stock
 dividends (a)..............         1              1           2              2
                                  ----           ----        ----           ----
Combined Fixed Charges and
 Preferred Stock
 Dividends .................      $166           $177        $317           $350
                                  ====           ====        ====           ====

Ratio of Earnings to Fixed
 Charges (b) ...............      3.26           2.87        2.32           1.99
                                  ====           ====        ====           ====

Ratio of Earnings to Combined
 Fixed Charges and
 Preferred Stock
 Dividends (b)..............      3.24           2.85        2.31           1.97
                                  ====           ====        ====           ====

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)   Ratios were calculated prior to rounding to millions.